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                                                                     EXHIBIT (R)

September ., 1999

Global Sports, Inc.
555 South Henderson Road
King of Prussia, Pennsylvania
USA 19406

Attention:  Michael Rubin

- and to -

Blank Rome Comisky & McCauley
One Logan Square
Philadelphia, PA
19103

Attention: Frances Dehel

Dear Sirs/Mesdames:


Re: Gen-X Acquisition (U.S.), Inc. and Gen-X Acquisition (Canada) Inc. acquisition of all of the issued and outstanding shares in the capital stock of Gen-X Holdings Inc. and Gen-X Equipment Inc., respectively


     This opinion is delivered to you pursuant to Section 10.3.21 of the Acquisition Agreement (as hereinafter defined).

     Capitalized terms used but not defined herein have the meanings ascribed thereto in the Acquisition Agreement.

     We are solicitors for each of Gen-X Acquisition (Canada) Inc. ("Acquisition Canada") and Gen-X Equipment Inc. ("Equipment") and have acted on its behalf in connection with the sale by Global Sports, Inc. ("Global") to Acquisition Canada of all of the issued and outstanding shares in the capital stock of Equipment.
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1.   Scope of Enquiry
     ----------------

     For the purposes of the opinions expressed below, we have examined executed originals or copies of or participated in the preparation and settlement of, each of the following documents:

     General

     (a) the Acquisition Agreement dated as of September 24, 1999 (the "Acquisition Agreement") among Global, DMJ Financial, Inc. ("DMJ"), Acquisition Canada, Gen-X Acquisition (U.S.), Inc. ("Acquisition US"), James J. Salter ("Salter") and Kenneth J. Finkelstein ("Finkelstein") pursuant to which (i) Global shall sell to Acquisition US, and Acquisition US shall purchase, all of the issued and outstanding shares in the capital stock of Gen-X Holdings Inc. and (ii) Global shall sell to Acquisition Canada, and Acquisition Canada shall purchase, all of the issued and outstanding shares in the capital stock of Equipment;

     (b)  the Ancillary Agreements listed in Schedule "A" hereto;

     (collectively, the "Documents");

     Gen-X Acquisition (Canada) Inc.

     (c) articles of incorporation issued September ., 1999 (the "Acquisition Articles") whereby Acquisition Canada was incorporated under the Business Corporations Act (Ontario) (the "OBCA");

     (d)  the by-laws of Acquisition Canada (the "Acquisition By-laws");

     (e) a certificate of status issued by the Ministry of Consumer and Commercial Relations in respect of Acquisition Canada dated September ., 1999 (the "Acquisition Certificate of Status");

     (f) a certificate dated as of September ., 1999 given by Finkelstein, an officer of Acquisition Canada, respecting non-restriction on borrowing, certificate of incumbency, place of business, litigation, ownership of assets, shares and authorizing resolution, a copy of which is attached as Schedule "B" hereto (the "Acquisition Officer's Certificate");

     Gen-X Equipment Inc.

     (g) articles of incorporation issued January 12, 1998 whereby Equipment was incorporated under the OBCA, Articles of Amendment of Equipment issued October 10, 1997 providing for a change in the name of Equipment from "C.A.S.

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          International Sports Inc." to "Gen-X Equipment Inc." (collectively, the "Equipment Articles");

     (h)  the by-laws of Equipment (the "Equipment By-laws");

     (i) a certificate of status issued by the Ministry of Consumer and Commercial Relations in respect of Equipment dated September ., 1999 (the "Equipment Certificate of Status"); and

     (j) a certificate dated as of September ., 1999 given by Finkelstein, an officer of the Corporation, respecting non-restriction on borrowing, certificate of incumbency, place of business, litigation, ownership of assets, shares and authorizing resolution, a copy of which is attached as Schedule "C" hereto (the "Equipment Officer's Certificate").

     We have also considered such statutes and regulations of the Province of Ontario and of Canada applicable in the Province of Ontario as at the date of this opinion ("Ontario Law"), and have conducted such examinations and investigations, as we have considered necessary as a basis for the opinions expressed below.

     As to certain questions of fact material to the opinions expressed below, we have also examined and relied on the Acquisition Officer's Certificate and the Equipment Officer's Certificate.

     Whenever our opinion with respect to the existence of absence of facts or circumstances is qualified by the expression "to our knowledge" or words to like effect, it is based solely on (i) the actual knowledge of current partners and employees of the Toronto office of the firm of Borden & Elliot directly involved in this transaction learned during the course of representing each of Acquisition Canada and Equipment (ii) a review of the Acquisition Officer's Certificate and the Equipment Officer's Certificate. We have not undertaken any other investigation.


2.   Assumptions
     -----------

     For the purposes of the opinions expressed below, we have assumed:

     (a) that all signatures are genuine, that all facts set forth in the Acquisition Officer's Certificate and the Equipment Officer's Certificate are true, accurate and complete with respect to material factual matters, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform to authentic original documents;

     (b)  all individuals had the requisite legal capacity;

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     (c)  that all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate;

     (d) that the Acquisition Certificate of Status and the Equipment Certificate of Status is conclusive evidence that each of Acquisition Canada and Equipment, respectively, are incorporated under the OBCA and have not discontinued under the OBCA or been dissolved, and that a similar certificate bearing today's date could be obtained if requested;

     (e) that, notwithstanding that the Documents state that they are to be governed by laws other Ontario Law, each of the Documents is governed in all instances by the internal laws (and not the conflicts of law provisions) of Ontario Law.


3.   Registrations
     -------------

     We have not effected any registrations, filings or recordings in respect of the Documents which may be necessary or appropriate with respect to the transactions contemplated thereby.


4.   Applicable Law
     --------------

     We are solicitors qualified to practice law only in the Province of Ontario and accordingly do not express any opinion with respect to laws other than Ontario Law.


5.   Opinions
     --------

     Based and relying upon the foregoing and subject to the limitations, qualifications and assumptions hereinafter expressed, we are of the opinion that:

     (a) each of Acquisition Canada and Equipment is a corporation incorporated under the OBCA has not been discontinued or dissolved under the OBCA;

     (b) each of Acquisition Canada and Equipment has the corporate power and authority to execute, deliver and perform its obligations under each of the Documents;

     (c) the execution, delivery and performance by each of Acquisition Canada and Equipment of the Documents have been authorized by all necessary corporate action on the part of Acquisition Canada and Equipment;

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     (d)  each of Acquisition Canada and Equipment has duly executed and delivered each of the Documents;

     (e) each of the Documents constitutes a legal, valid and binding obligation of each of Acquisition Canada and Equipment, enforceable against it in accordance with its terms;

     (f) the execution, delivery and performance by Acquisition Canada of the Documents to which it is a party do not constitute or result in a violation or a breach of, or a default under:

          (i)  the Acquisition Articles or the Acquisition By-laws; or
          (ii) any Ontario Law to which Acquisition Canada is subject;

     (g) the execution, delivery and performance by Equipment of the Documents to which it is a party do not constitute or result in a violation or a breach of, or a default under:

          (i)  the Equipment Articles or the Equipment By-laws; or
          (ii) any Ontario Law to which Equipment is subject;

     (h) the execution, delivery and performance by DMJ of the Documents to which it is a party do not constitute or result in a violation or a breach of, or a default under, any Ontario Law to which DMJ is subject;

     (i) no Consents of any Governmental Authority on the part of either Acquisition Canada and Equipment are required in connection with the execution and delivery of the Documents and consummation of the transactions contemplated thereby;

     (j) except as is described on Schedule . to the Acquisition Agreement, to our knowledge, there is no Proceeding currently pending or threatened against either Acquisition Canada or Equipment, except any such Proceeding that would not be Material to either Acquisition Canada or Equipment; and

6.   Qualifications
     --------------

     Subject as hereinabove provided, our opinions expressed above are subject to the following qualifications:

     (a) the enforceability of the Documents or any judgment arising out of or in connection with any Document may be limited by applicable bankruptcy,

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          insolvency, winding-up, reorganization, arrangement, moratorium or other laws of general application;

     (b) the enforceability of the Documents may be limited by general principles of equity, and equitable remedies, such as specific performance and injunction, are subject to the discretion of the court;

     (c) the enforceability of the Documents may be limited by general principles of law relating to the conduct of Global prior to execution of or in the administration or performance of the Documents, including, without limitation (i) undue influence, unconscionability, duress, misrepresentation and deceit, (ii) estoppel and waiver, (iii) laches, and (iv) reasonableness and good faith in the exercise of discretionary powers;

     (d) any action on any of the Documents may, with the affluxion of time, be prescribed by the Limitations Act (Ontario);

     (e) no opinion is given as to the title to or the legal or beneficial interest of any person in any property;

     (f) provisions in the Documents to the effect that enforcement may take place without notice may be ineffective;

     (g) Global may be precluded from enforcing the Documents until after each of Acquisition Canada and Equipment has been given a reasonable time to make payment of any amount demanded under the Documents;

     (h) a court will require that discretionary powers afforded to a party be exercised reasonably and in good faith;

     (i) a court may decline to hear an action if it determines, in its discretion, that it is not the proper forum or if concurrent proceedings are brought elsewhere;

     (j) a court may decline to accept the factual and legal determinations of a party notwithstanding that a contract or instrument provides that the determinations of the party shall be conclusive;

     (k) provisions in the Documents purporting to sever invalid and unenforceable provisions may not be enforceable, as an Ontario court may reserve to itself the decision as to whether any provision is severable or otherwise of no force and effect;

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     (l)  counsel fees and disbursements are subject to taxation; in addition, the costs of and incidental to all proceedings taken in court are in the discretion of a court and a court has full power to determine by whom and to what extent the costs shall be paid;

     (m) the provisions of any of the Documents permitting service of legal process by the posting or transmission of copies thereof in accordance with the provisions thereof may not be recognized as good service on each of Acquisition Canada and Equipment by an Ontario court;

     (n) a money judgment by an Ontario court may be awarded only in Canadian currency;

     (o) assuming the choice of law of one of the United States of America as the governing law of the Documents is valid under such law, the choice of the law of such State as the governing law of the Documents would, to the extent specifically pleaded, be recognized and applied in an action brought before a court of competent jurisdiction in the Province of Ontario, except for those laws of such State which (i) such court considers procedural in nature, (ii) are revenue or penal laws, (iii) such court considers to be political in nature, or (iv) are inconsistent with "public policy" as such term is understood under the Ontario Law;

     (p)  rights of indemnification may be limited under applicable law;

     (q) the provisions for the payment of interest under the Documents may not be enforceable if those provisions provide for the receipt of interest by Global at a "criminal" rate within the meaning of Section 347 of the Criminal Code (Canada);

     (r)  we express no opinion as to the enforceability of any provision of the
          Documents:

          (i) which purports to waive all defences which might be available to each of Acquisition Canada and Equipment;

          (ii) to the extent it purports to exculpate Global from liability in respect of acts or omissions which may be illegal, fraudulent or involve wilful misconduct; and

          (iii) which states that modifications, amendments or waivers are not binding unless in writing.

7.   Reliance
     --------

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     The opinions expressed in this opinion letter are for the sole benefit of the addressees of this opinion letter and with respect only to the transactions referred to herein and may not be relied upon by any other person or in respect of any other transaction.

Yours truly,

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                                 Schedule "A"
                              (List of Documents)


Each of the following documents (as defined in the Acquisition Agreement) dated as of September ___, 1999 unless otherwise noted:

Documents Applicable to Acquisition Canada:

1.   Canadian Co. Promissory Note
2.   Intercreditor Agreement
3.   Subordinated Note Agreement
4.   Pledge Agreement
5.   Restructuring Plan Agreement dated as of September 24, 1999

Documents Applicable to Equipment:

1.   Shared Facilities Agreement
2.   Intercreditor Agreement
3.   Subordinated Note Agreement
4.   Guaranty Agreement
5.   Security Agreement
6.   Trademark Security Agreement
7.   Preferred Stock Purchase Agreement
8.   Restructuring Plan Agreement dated as of September 24, 1999

Documents Applicable to DMJ:

1.   Intercreditor Agreement
2.   Preferred Stock Purchase Agreement
3.   Restructuring Plan Agreement

Documents Applicable to Salter:

1.   Termination Agreement
2.   Termination of Non-Competition Agreement
3.   Restructuring Plan Agreement dated as of September 24, 1999

Documents Applicable to Finkelstein:

1.   Termination Agreement
2.   Termination of Non-Competition Agreement
3.   Restructuring Plan Agreement dated as of September 24, 1999

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                                 Schedule "B"

                            Certificate of Officers
                          and Resolution of Directors
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                                 Schedule "C"

                            Certificate of Officers
                          and Resolution of Directors